For Immediate Release

                                                     Date:    February 2, 2004

                                                     Contact: Ellie King
                                                     Assistant Secretary
                                                     630 Godwin Avenue
                                                     Midland Park, NJ 07432
                                                     201-444-7100



                                  PRESS RELEASE

                STEWARDSHIP FINANCIAL CORPORATION REPORTS RECORD
                   EARNINGS FOR YEAR ENDING DECEMBER 31, 2003



Midland  Park,  NJ -  February  2,  2004  -  Stewardship  Financial  Corporation

(OTC:SSFN),  parent company of Atlantic  Stewardship  Bank,  announced today net income earned for the year ended  December 31, 2003,  of $3.5 million,  or $1.11 basic net  income  per share,  an  increase  of 12.0% and 9.9% in net income and basic net income  per share,  respectively,  as  compared  to net income of $3.1 million, or $1.01 per share, for the year ended December 31, 2002.

Diluted  income per share was $1.10 for the year ended  December  31,  2003,  an increase of 10.0% over the diluted  income per share of $1.00 for the year ended

December 31, 2002.

Net income for the  quarter  ended  December  31,  2003,  increased  by 11.4% to

$881,000 from $791,000 for the same  three-month  period in 2002. Both basic and diluted  earnings per share for the quarter ended December 31, 2003,  were $0.28 compared to $0.25 for the same period in 2002.

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued        February 2, 2004

Net income per share data has been restated to reflect a 3-for-2 stock split and a 5% stock  dividend  paid in the third and fourth  quarters,  respectively,  of

2003.

Paul Van Ostenbridge,  President and Chief Executive Officer of both Stewardship

Financial  Corporation and Atlantic Stewardship Bank, stated, "We are once again pleased to report record earnings.  The earnings for 2003 were achieved during a period of continued  pressure on interest  margins.  The increase in earnings is attributed  to the  growth  in core  deposits  combined  with  the  increase  in commercial lending and residential mortgage origination."

Stewardship  Financial  Corporation's  total assets  reached  $401.8  million at

December 31, 2003,  compared to $331.1 million at December 31, 2002, a growth of

21.3%.  Total  deposits  were $341.5  million at December 31, 2003,  compared to

$302.7  million a year ago,  an increase of 12.8%.  Total  stockholders'  equity increased 14.0% to $27.1 million at December 31, 2003, compared to $23.8 million a year ago.

Stewardship Financial Corporation is the parent company for Atlantic Stewardship

Bank,  which has banking  offices in Midland Park,  Hawthorne  (2),  Pequannock,

Ridgewood,   Waldwick;  and  three  branches  in  Wayne,  New  Jersey.  Atlantic

Stewardship  Bank,  opened in 1985, is a community bank serving  individuals and businesses,  and is well known for tithing ten percent of its pre-tax profits to

Christian   and  local   charitable   organizations.   Visit  our   website   at

www.asbnow.com.



                               Stewardship Financial Corporation
                                     Financial Highlights
                                          (unaudited)
                             (In thousands, except per share data)


                                                 Year Ended         Three Months Ended
                                                 December 31,           December 31,

                                             2003        2002        2003       2002
                                          ----------------------------------------------
Selected Operating Data:
Total interest income                     $ 18,919     $  17,778   $  4,978   $  4,571
Total interest expense                       4,591         5,271      1,166      1,323
                                          ----------------------------------------------
Net interest income before provision
     for loan loss                          14,328        12,507      3,812      3,248
Provision for loan loss                        425           160        110         60
                                          ----------------------------------------------
Net interest income after provision
     for loan loss                          13,903        12,347      3,702      3,188
Noninterest income                           2,890         2,250        639        588
Noninterest expense                         11,394         9,847      2,971      2,568
                                          ----------------------------------------------
Income before income tax expense             5,399         4,750      1,370      1,208
Income tax expense                           1,908         1,634        489        417
                                          ----------------------------------------------
Net income                                $  3,491     $   3,116   $    881   $    791
                                          ==============================================

Basic earnings per share                  $     1.11   $    1.01   $   0.28   $   0.25
Diluted earnings per share                $     1.10   $    1.00   $   0.28   $   0.25



                                               At December 31,
                                             2003        2002
                                          ----------   ---------
Selected Financial Data:
Total assets                              $  401,768   $ 331,087
Total loans, net of deferred loan fees       261,664     216,268
Allowance for loan losses                      2,888       2,689
Total deposits                               341,538     302,735
Stockholders' equity                          27,149      23,817



                                         At or for the year ended
                                               December 31,
                                            2003         2002
                                          ----------   ---------
Selected Financial Ratios:
Annualized return on average assets (ROA)    0.97%        1.03%
Annualized return on average equity (ROE)   13.68%       14.01%
Tier 1 capital to total assets               8.50%        7.19%
Book value per share                      $  8.58      $  7.66



All share data has been restated to include the effect of a 3 for 2 stock split paid July 1, 2003 and a 5% stock dividend paid November 15, 2003.


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